Exhibit 99.1

Perma-Fix Signs Definitive Agreement to Acquire Safety and Ecology Corporation

Transaction expected to nearly double Perma-Fix’ revenue

and expand Perma-Fix’s nuclear services capabilities upon completion

ATLANTA, GA and KNOXVILLE, TN – July 19, 2011 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced it has signed a definitive agreement to acquire Safety and Ecology Holdings Corporation (SEC) from Homeland Security Capital Corporation (OTCBB: HOMS) (“Homeland”).  Under the terms of the agreement, Perma-Fix will pay Homeland approximately $24.5 million consideration, consisting of $22.0 million in cash, subject to working capital adjustments, along with a 3-year unsecured $2.5 million promissory note, bearing an annual interest rate of 6%.  Simultaneous with the closing, certain key management investors of SEC will purchase approximately $1.0 million of Perma-Fix’ restricted common stock, with the purchase price for the stock to be deducted from the cash portion of the purchase price payable to Homeland.  Perma-Fix expects the acquisition will be accretive to earnings, excluding any one-time acquisition-related expenses. The acquisition is subject to certain closing conditions, including financing, and is expected to be completed during the third quarter of 2011.

SEC, headquartered in Knoxville, Tennessee, specializes in the remediation of nuclear materials for the U.S. Department of Energy, U.S. Department of Defense, and other federal agencies.  The company employs more than 450 employees and, based on Homeland’s 2010 Form 10-K, generated approximately $86.0 million in revenue and $3.3 million in net income for the fiscal year ended June 30, 2010.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “The acquisition of SEC dramatically expands our nuclear services capabilities.  On a combined basis, we can now offer customers, both government and commercial, one of the broadest and most comprehensive end-to-end nuclear waste solutions in the industry. We believe that this expansion of our nuclear service capabilities, coupled with our existing nuclear waste treatment expertise, clearly places us at the forefront of the industry and should enhance our value to our customers and our shareholders.  SEC brings a highly qualified management team who we feel will integrate well and complement our current management.”

Christopher Leichtweis, Chief Executive Officer of SEC, stated, “We are excited to become a part of Perma-Fix Environmental Services, a true leader and innovator in the nuclear services industry. As we unite through this transaction, our technologies and capabilities provide a much broader platform from which to grow the business, offering complete solutions to our customers.”

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company's increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DOD"), and nuclear utilities. The Company's industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: transaction expected to nearly double the size of Perma-Fix’ revenues; expand Perma-Fix’ nuclear services capabilities; Perma-Fix expects the acquisition will be accretive to earnings, excluding any one-time acquisition-related expenses; transaction expected to be completed during the third quarter of 2011; acquisition should enhance our value to our customers and our shareholders; and SEC’s management team will integrate well and complement our current management.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; governmental funding and satisfying the conditions precedent to closing as set forth in the Purchase Agreement, including, but not limited to, completion of definitive agreements with our lender to provide us with the financing to pay the cash portion of the purchase price and to include SEC in our working capital line of credit.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:
David K. Waldman and Klea Theoharis-US Investor Relations
Crescendo Communications, LLC
(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316